As filed with the Securities and Exchange Commission on September 7, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-180209

UNDER

THE SECURITIES ACT OF 1933

ATLAS RESOURCE PARTNERS, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Atlas Resource Partners, L.P. 2012 Long-Term Incentive Plan

(Full title of the plan)

Delaware	45-3591625
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Park Place Corporate Center One 100 Commerce Drive, Suite 400 Pittsburgh, PA 15275 (800) 251-0171	Edward E. Cohen Park Place Corporate Center One 100 Commerce Drive, Suite 400 Pittsburgh, PA 15275 (800) 251-0171
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed by Atlas Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-180209, filed on March 19, 2012, registering 2,900,000 common units representing limited partner interests of the Partnership under the Atlas Resource Partners, L.P. Long-Term Incentive Plan.

On August 26, 2016, an order confirming the pre-packaged plan of reorganization (the “Plan”) of the Partnership and certain of its subsidiaries (collectively with the Partnership, “Atlas”) was entered by the United States Bankruptcy Court for the Southern District of New York. On September 1, 2016, Atlas substantially consummated the Plan and emerged from their Chapter 11 cases. As part of the transactions undertaken pursuant to the Plan, the Partnership’s equity was cancelled, the Partnership dissolved and Titan Energy, LLC, an affiliate of the Partnership, became the successor issuer to the Partnership pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended.

As a result of the completion of the transactions contemplated by the Plan, the Partnership has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania on September 7, 2016.

TITAN ENERGY, LLC,
as successor to Atlas Resource Partners, L.P.

By:	/s/ Jeffrey M. Slotterback
Name: Jeffrey M. Slotterback
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated below.

/s/ Daniel C. Herz	Chief Executive Officer and	September 7, 2016
Daniel C. Herz	Director (Principal Executive Officer)

/s/ Jeffrey M. Slotterback	Chief Financial Officer and Director	September 7, 2016
Jeffrey M. Slotterback	(Principal Financial Officer)

/s/ Matthew J. Finkbeiner	Chief Accounting Officer	September 7, 2016
Matthew J. Finkbeiner	(Principal Accounting Officer)

/s/ Edward E. Cohen	Executive Chairman of the Board	September 7, 2016
Edward E. Cohen

/s/ Jonathan Z. Cohen	Executive Vice Chairman of the Board	September 7, 2016
Jonathan Z. Cohen